Exhibit 99.1

5707 Southwest Parkway Building 1, Suite 275 Austin, TX 78735 USA Tel: +1 (737) 281-0101

Digital Realty Announces Closing of CHF250 million of Swiss Bonds

AUSTIN, Texas – March 30, 2022 – Digital Realty (NYSE: DLR), a leading global provider of carrier- and cloud-neutral data center, colocation and interconnection solutions, announced today that Digital Intrepid Holding B.V., an indirect wholly-owned holding and finance subsidiary of the company’s operating partnership, Digital Realty Trust, L.P., has closed an offering of CHF100 million of 0.600% Swiss bonds due 2023 and CHF150 million of 1.700% Swiss bonds due 2027.

The Swiss bonds will be senior unsecured obligations of Digital Intrepid Holding B.V. and will be fully and unconditionally guaranteed by the company and the operating partnership. Interest on the 2023 Swiss bonds will be payable annually in arrears at a rate of 0.600% per annum from and including March 30, 2022, and the 2023 Swiss bonds will mature on October 2, 2023. Interest on the 2027 Swiss bonds will be payable annually in arrears at a rate of 1.700% per annum from and including March 30, 2022, and the 2027 Swiss bonds will mature on March 30, 2027.

The company intends to use the net proceeds from the offering of the Swiss bonds to temporarily repay borrowings outstanding under the operating partnership’s global revolving credit facilities, acquire additional properties or businesses, fund development opportunities, invest in interest-bearing accounts and short-term, interest-bearing securities which are consistent with Digital Realty Trust, Inc.’s intention to qualify as a REIT for U.S. federal income tax purposes, and to provide for working capital and other general corporate purposes, including potentially for the repayment of other debt, or the redemption, repurchase, repayment or retirement of outstanding equity or debt securities, or a combination of the foregoing.

The Swiss bonds are being sold only outside the United States in reliance on Regulation S under the U.S. Securities Act of 1933, as amended. The Swiss bonds have not been and will not be registered under the Securities Act and may not be offered or sold in the United States or to United States persons (within the meaning of Regulation S under the Securities Act) absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Swiss bonds, nor shall there be any offer, solicitation or sale of the Swiss bonds in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. For a list and description of such risks and uncertainties, see the company’s reports and other filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2021. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

5707 Southwest Parkway Building 1, Suite 275 Austin, TX 78735 USA Tel: +1 (737) 281-0101

Reg S Statement

This communication is not an offer to sell or a solicitation of an offer to buy securities of Digital Realty Trust, Inc. or its subsidiaries. The securities have not been and will not be registered under the Securities Act, or with any securities regulatory authority of any state or other jurisdiction of the United States. Consequently, the securities may not be offered, sold, resold, transferred, delivered or distributed, directly or indirectly, into or within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable securities laws of any state or other jurisdiction of the United States. Any offering of the securities will be conducted pursuant to Regulation S under the Securities Act.

Notice to EEA Retail Investors

The Swiss bonds are not intended to be offered, sold or otherwise made available to and, with effect from such date, should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (recast) (as amended, the “IMD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. No key information document required by Regulation (EU)No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling any in scope instrument or otherwise making such instruments available to retail investors in the EEA has been prepared. Offering or selling the Swiss bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This communication has been prepared on the basis that any offers or sales of Swiss bonds in any Member State of the EEA will be made pursuant to an exemption under Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”) from the requirement to publish a prospectus for offers or sales of Swiss bonds. This communication is not a prospectus for the purposes of the Prospectus Regulation.

Notice to UK Retail Investors

The Swiss bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Swiss bonds or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Swiss bonds or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.